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                                                                    EXHIBIT 10.2

                      AGREEMENT ON THE EXCLUSIVE LICENSE OF
                   COPYRIGHT REGARDING RAGNAROK GAME SERVICES

GRAVITY Co., Ltd. (hereinafter referred to as "GRAVITY") and Myoung-Jin Lee, copyright holder of the Ragnarok cartoon (hereinafter referred to as "Lee"), hereby enter into this Agreement on the exclusive license of the copyright regarding the Ragnarok game services, and for good and valuable consideration, agree as follows:

Article 1: Purpose

This Agreement specifies all terms and conditions necessary for stipulating the rights and obligations of the parties hereto with regard to GRAVITY's game services based on the Ragnarok cartoon authored by Lee.

Article 2: Definition

Terms herein are defined as follows:

1. "Game services copyrights" refer to the rights to use the Ragnarok cartoon's logo, characters, illustrations, scenarios and others to develop, sell, publicize, promote and advertise games, which shall be transferred to GRAVITY from Lee under this Agreement.

2. "Titles" refers to any and all online games, package games operated on personal computer, Internet cafe games, mobile machine games, consumer equipment games, mobile games and board games, which will be developed by GRAVITY using the Game services copyrights. However, to the extent that they are operated on the same type of server, online games shall be regarded as a single title irrespective of the type of clients.

Article 3: Rights to Works

1. Pursuant to this Agreement, GRAVITY shall hold the exclusive rights to produce games based on the Ragnarok cartoon both within Korean and throughout the world. Upon the execution of this Agreement, Lee shall register GRAVITY's such rights in the copyrights registry relating to Lee's Ragnarok cartoon.

2. Lee warrants that, prior to the execution of this Agreement, he has not transferred or disposed of, or granted the right to use and profit from, the copyrights over the Ragnarok cartoon to any third party. If the foregoing warranty by Lee is found to be untrue, this Agreement shall be made null and void and Lee shall compensate GRAVITY for all damages.

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3. After the execution of this Agreement, Lee shall not, without the prior written consent of GRAVITY, transfer or dispose of, or grant the right to use and profit from, the copyrights on Ragnarok cartoon to any third party.

4. In producing games based on Ragnarok, GRAVITY must enter into an additional agreement per each Title, separately from this Agreement. To the extent that GRAVITY intends to enter into such additional agreements, Lee may not refuse to enter into such additional agreements.

5. GRAVITY may resell, or grant the right to use and profit from, the copyrights to produce games based on Ragnarok to third parties with or without consideration.

6. GRAVITY shall not, without Lee's consent, produce ancillary items, other than the games, using Ragnarok's logo, characters or illustrations. However, GRAVITY may produce and distribute free promotional products and other ancillary items for publicity and advertising purposes.

7. GRAVITY shall own any and all rights to the Ragnarok game, including the copyrights (including the copyrights to computer programs), the use rights and any other rights. Lee agrees that GRAVITY in its sole capacity may register the copyrights, sell or use and profit from the Ragnarok game and that Lee will not raise objections to such activities by GRAVITY.

8. Lee shall own copyrights to illustrations that he directly produces for the purpose of publicizing the Ragnarok game, and GRAVITY shall hold rights to use them free of charge.

9. GRAVITY shall guarantee Lee's copyrights and protect them to the best of GRAVITY's power.

10. GRAVITY may register trademarks on behalf of Lee after written notice to Lee whenever GRAVITY deems such registration is necessary in connection with producing the Ragnarok game.

11. GRAVITY shall have the same rights to the Ragnarok cartoon that Lee authors after the execution of this Agreement as set forth in the foregoing clauses.

Article 4: Term of the Game Services Copyrights; Territory


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1. GRAVITY shall hold the game services copyrights regarding Ragnarok being granted hereunder from the date of this Agreement until such time as permitted by law. 2. GRAVITY shall hold the rights specified herein valid and effective worldwide (including Korea).

Article 5: Rights to Production

GRAVITY shall have preferential rights in making decisions with respect to the production of Ragnarok game services.

Article 6: Payment of Royalties

GRAVITY shall pay Lee royalties as follows:

1. Amount: KRW20,000,000 (Lee shall pay related taxes)

2. Payment method: In cash within 15 days from the date of this Agreement.

Article 7: Rights to Claim Authorship of the Work and Lee's Related Liabilities
1. In the production of games and publicity materials using Ragnarok, GRAVITY shall clearly label or mark that Ragnarok is Lee's authored product, provided that if it is difficult to label or mark due to the size of publicity materials, both parties shall determine the appropriate labeling method by mutual consultation.

2. Lee, as the original author of Ragnarok, shall not do anything (including in private life) that may hinder the successful commercialization and distribution of the Ragnarok games.

Article 8: Confidentiality
In the course of the production of games based on Ragnarok, neither party may not disclose to any third party tangible and/or intangible intermediate and finished outputs without mutual consultation.

Article 9: Cooperation in Production
Lee shall provide GRAVITY with the following materials and make best efforts in complying with GRAVITY's requests arising from the development of the Ragnarok game:

1. Collected materials for the establishment of Ragnarok characters.

2. Ragnarok storyboards.

3. Materials for the establishment of Ragnarok's background.

4. Other materials necessary for the exhibition, demonstration, promotion and other works related to Ragnarok.

Article 10: Amendment and Modification

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1. This Agreement may be amended or modified by mutual consent.

2. With respect to the foregoing clause, the succeeding agreement shall be controlling over the preceding agreement to the extent there are conflicting provisions.

3. If one party requests to amend this Agreement, but the other party does not respond to such a request, the agreement shall remain effective in entirety, and the party who requests so shall not cancel and terminate this Agreement on the pretext of such refusal.

Article 11: Termination

If either party breaches any provision of this Agreement, the other party may unilaterally cancel or terminate this Agreement without separate notice.

Article 12: Disputes

If this Agreement is cancelled or terminated, the breaching party shall be liable a follows:

1. If GRAVITY is in breach, GRAVITY shall forfeit its Game service copyrights to the Ragnarok and may not request the refund of the royalties paid to Lee.

2. If Lee is in breach, he shall return to GRAVITY all royalties paid to him by GRAVITY in addition to an annual 16% interest calculated for the period from the first such royalty payment of such copyright fees to the date of return, and shall also permanently surrender to GRAVITY the Game service copyrights to the Ragnarok.

Article 13: Interpretation

1. Matters not specified herein and disputes arising from the interpretation of this Agreement shall be resolved through mutual consultation.

2. The initial hearing for disputes arising in connection with this Agreement shall be held exclusively at the Seoul District Court.

As evidence of their voluntary entry into this Agreement and the meeting of their minds with respect thereto, both parties shall execute two original copies of this Agreement, and each party shall keep one copy hereof.

June 26, 2000


/seal/

Joint Representative Director: Kim Hak-gyu (731101-1011511)


/seal/

Joint Representative Director: Lee Sang-cheol (630909-1231732)

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GRAVITY Co., Ltd.
Room 1201, Hanlim Building, 146-7, Ssangrim-dong, Jung-gu, Seoul


/seal/

Myoung-Jin Lee
1st floor, 182, Changcheon-dong, Seodaemun-gu, Seoul
Resident registration number: 740412-1052628